Exhibit (n)



                         INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Post-Effective Amendment No. 10 to Registration No. 811-4841 of MFS Municipal Income Trust, of our report appearing in the annual report to shareholders for the year ended October 31, 1999, dated December 9, 1999, of MFS Municipal Income Trust, and to the references to us under the headings "Financial Highlights" and "Experts" in the Prospectus and "Independent Accountants" in the Statement of Additional Information, both of which are part of such Registration Statement.



Deloitte & Touche LLP
---------------------
Deloitte & Touche LLP


Boston, Massachusetts
July 26, 2000